UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): April 25, 2016

 Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

 Florida
(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435
(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966
(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2016, Chico's FAS, Inc. (the "Company") announced a strategic realignment to decentralize its marketing organization, which is expected to result in annualized cost savings of approximately $14 million. In connection with these efforts, Michelle Berardelli, the Company's Executive Vice President - President, Digital Commerce and Chief Marketing Officer, will be leaving the Company after a transitional period, which is expected to end on or about July 2, 2016. Ms. Berardelli's primary Marketing and Digital Commerce responsibilities will be assumed by the Brand Presidents. Ms. Berardelli is eligible for severance in accordance with the terms of the Executive Severance Plan. A copy of the release issued on April 25, 2016 is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01 Other Events.

On April 25, 2016, the Company disclosed a reconciliation of changes in the presentation of the Company’s Consolidated Statements of Income. The Company has historically presented store occupancy expenses, shipping expenses and shipping revenue within selling, general and administrative expenses. Beginning in the first quarter 2016, the Company will present store occupancy expenses and shipping expenses within cost of goods sold and will present shipping revenue within net sales. A detailed disclosure of the changes will be included in our first quarter 2016 Form 10-Q. Exhibit 99.2 and Exhibit 99.3, as described in Item 9.01 below, are attached to this Report and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
(d)Exhibits:

Exhibit 99.1	Chico's FAS, Inc. Press Release dated April 25, 2016
Exhibit 99.2	Reconciliation of Reported to Adjusted Selected Consolidated Financial Data
Exhibit 99.3	Reconciliation of Reported to Adjusted Selected Non-GAAP Consolidated Financial Data

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.

Date: April 25, 2016	By:
/s/ Todd E. Vogensen
Todd E. Vogensen, Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Chico's FAS, Inc. Press Release dated April 25, 2016
Exhibit 99.2	Reconciliation of Reported to Adjusted Selected Consolidated Financial Data
Exhibit 99.3	Reconciliation of Reported to Adjusted Selected Non-GAAP Consolidated Financial Data